100 NE Adams Street
Peoria, Illinois 61629

                                        April 1, 2005

Dear Institutional Investor:

I wanted to take a moment to contact you on two issues that Caterpillar takes very seriously. For the sixth consecutive year, we have received a shareholder proposal seeking to eliminate our Shareholder Rights Plan (commonly referred to as a “poison pill”). I know many of you have policies to vote for shareholder proposals seeking the elimination of a Shareholder Rights Plan unless it is put to vote, but I wanted to share with you the reasons that I think you should support management and vote against this particular proposal. While it is titled as a shareholder democracy issue, even a casual reading of the proposal reveals that it is intended it to be a referendum on Shareholder Rights Plans generally. The statement in support of the proposal gives no consideration to Caterpillar per se – it simply alleges that plans “entrench management,” “preserve the interests of management deadwood,” and are like “dictators.” There is not a single word in the supporting statement addressing the shareholder democracy argument. As such, I urge you to consider this proposal for what it is - a proposal to gauge whether shareholder rights plans are good or bad.

On this question, the evidence – as opposed to the speculation – is clear. The economic benefits of a rights plan to stockholders have been validated in several studies. A February 2004 Corporate Governance Study commissioned by Institutional Shareholder Services (ISS) revealed that companies with strong takeover defenses – including shareholder rights plans – achieved:

·	Higher shareholder returns over three-, five- and ten-year periods;

·	Higher return on equity;

·	Higher return on sales;

·	Higher net profit margins;

·	Higher dividend payouts;

·	Higher dividend yields; and

·	Higher interest coverage and operating cash flow to liability ratios.

These recent findings are consistent with what studies about shareholder rights plans have historically revealed. Georgeson & Company Inc. -- a nationally recognized proxy solicitor and investor relations firm -- analyzed takeover data between 1992 and 1996 to determine whether rights plans had any measurable impact on stockholder value. Their findings were as follows:

·	Premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid to target companies without rights plans;

·
Rights plans contributed an additional $13 billion in shareholder value during the last five years and shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums;

·	The presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one; and

·	Rights plans did not reduce the likelihood of a company becoming a takeover target.

Georgeson's two pioneering "Poison Pill" Impact Studies in 1998 and a 1995 report from JP Morgan reached the same conclusions. For these reasons, plans similar to our Rights Plan have been adopted by a majority of the companies in the S&P 500 index.

Supporting this empirical evidence, the Director of Corporate Programs at ISS has conceded that "companies with poison pills tend to get higher premiums on average than companies that don't have pills." Wall Street Journal, January 29, 1999.

Our Shareholder Rights Plan does not, and is not intended to, prevent bidders from making offers to acquire the company at a price and on terms that would be in the best interests of all stockholders. Instead, the Shareholder Rights Plan is designed to protect stockholders against potential abuses during a takeover attempt. In this regard, it is important to remember that hostile acquirers are interested in buying a company as cheaply as they can, and, in attempting to do so, may use coercive tactics such as partial and two-tiered tender offers and creeping stock accumulation programs which do not treat all stockholders fairly and equally. We believe our Rights Plan provides our board with an additional degree of control in a takeover situation by allowing it to evaluate a takeover proposal in a rational manner to determine whether, in the exercise of its fiduciary duties, the board believes the proposed offer adequately reflects the value of the company and is in the interests of all stockholders.

While one could argue about the relative merits of this kind of a proposal aimed at companies with less than stellar histories or governance practices, I believe that proxies should be voted on a company-specific, and not issue specific basis, such that companies with a strong management team and strong track records are given the benefit of the doubt. I believe that as applied to Caterpillar, this proposal is unnecessary and seeks to address imagined, rather than real, potential harm. Our board is comprised (with one exception) entirely of independent outside directors. In the event of a takeover attempt triggering the Rights Plan, our board is in the best possible position to be free from self-interest in discharging its fiduciary duty to determine whether the proposed offer is in the best interests of the stockholders. Moreover, the proponent’s statements regarding our “subpar” governance practices notwithstanding, according to ISS, our corporate governance practices are in the top 8 percent of all the companies in our industry and the top 29 percent of all companies in the S&P 500. Governance Metrics International (GMI) - a company specializing in rating companies' governance practices - examined hundreds of governance metrics (including the existence of a rights plan) and awarded the company a 9 (out of 10) rating. According to GMI, "a rating of  9 or higher is considered to be well above average," and puts Caterpillar in the top 7 percent of the 2,600 companies in its governance database.

We also are faced with a shareholder proposal seeking to change the voting standard for directors from the current plurality standard used by nearly every public company in the United States. The plurality standard is known to and understood by stockholders, and used by corporations that have been identified as leaders in corporate governance reforms. The rules governing plurality voting are well understood and a plurality voting system does not prevent stockholders from challenging and defeating board nominees. Caterpillar has a history of electing, by a plurality, strong and independent boards. In the past 10 years, the average affirmative vote for the directors has been greater than 97 percent of the shares voted through the plurality process. None of our directors has ever received less than the majority of votes cast. Caterpillar's board has a demonstrated track record of commitment to good governance practices.

I urge you to give these proposals particular attention and consider whether a company with our strong history of ethical behavior, strong performance in cyclical markets, and sterling governance shouldn't merit your support. Thank you again for your time. I’d be happy to discuss these issues with you further should you have any questions or comments.

Sincerely,

James W. Owens
Chairman